Exhibit 15



August 6, 2004

Northeast Utilities
107 Selden Street
Berlin, CT 06037

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Northeast Utilities and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 6, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 33-34622, 333-55142, 33-40156, 333-105273, 333-108712 and 333-116725 on Forms S-3 and Registration
Statement Nos. 33-44814, 33-63023, 333-52413, 333-52415, 333-63144 and 333-
106008 on Forms S-8 of Northeast Utilities.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP
     Deloitte & Touche LLP


Hartford, Connecticut